Exhibit 99
T. ROWE PRICE COMPLETES ACQUISITION OF STAKE IN UTI ASSET MANAGEMENT COMPANY
BALTIMORE (January 20, 2010) - T. Rowe Price Group (NASDAQ-GS: TROW) closed today on its previously announced transaction to acquire a 26% stake in UTI Asset Management Company Limited and UTI Trustee Company Pvt. Ltd. for INR 6.5 billion (US $142.4 million).
T. Rowe Price acquired a 6.5% stake from each of the original four stockholders - State Bank of India, Punjab National Bank, Bank of Baroda, and Life Insurance Corporation of India - who will each retain an 18.5% stake in UTI Asset Management Company.
T. Rowe Price was represented in this transaction by ICICI Securities Ltd. in Mumbai, India.
About T. Rowe Price
Founded in 1937, Baltimore-based T. Rowe Price Group, Inc. (www.troweprice.com) is a global investment management organization with US $366.2 billion in assets as of September 30, 2009. The organization provides a broad array of mutual funds, sub-advisory services, and separate account management for financial intermediaries, individual and institutional investors, and retirement plans. The company also offers sophisticated investment planning and guidance tools. T. Rowe Price’s disciplined, risk-aware investment approach focuses on diversification, style consistency, and fundamental research.
About UTI
UTI Asset Management Company, with approximately US $17.8 billion in average assets under management in December 2009, is the fourth largest asset manager in India and the investment manager of UTI Mutual Fund, a SEBI registered mutual fund. UTI serves more than 10 million individual and institutional investor accounts in India through its 74 domestic fixed-income and equity mutual fund strategies.

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